Exhibit 4.3

FEDERAL LIFE INSURANCE COMPANY (MUTUAL)
3750 WEST DEERFIELD ROAD • RIVERWOODS, ILLINOIS 60015
1-800-233-3750
INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT
Federal Life Insurance Company (Mutual) will provide the benefits described in the Contract. The Contract alone governs the rights of the parties.
All payments and values provided by this Contract, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to fixed dollar amount.
Right to Examine and Cancel: You have the right to examine and to cancel the Contract. You may return the Contract within 10 days of the date it is received to either our Home Office or to the agent through whom it was purchased. If you were 65 years of age as of the date the application was signed, or if this Contract was a replacement of another annuity contract, then that period of time will be extended to 30 days. When we receive the Contract, we will cancel the Contract and refund the full Contract Value plus any fees or charges that were assessed since the Issue Date of this Contract.
This page, the following pages, and any incorporated endorsements make up the entire Contract. This Contract is a legal contract and constitutes the entire legal relationship between you and us.
PLEASE READ THIS CONTRACT CAREFULLY. This document is a legal contract and sets forth all the rights and obligations for both you and us. IT IS, THEREFORE, IMPORTANT THAT YOU READ THIS CONTRACT CAREFULLY.
Executed for Federal Life on the Issue Date by:

Assistant Secretary	President
Individual Variable Deferred Annuity Contract • Flexible Premiums • Death Benefit Available •
Annuity Income Options Available • Participating • Dividends Are Not Anticipated
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CONTRACT SCHEDULE

CONTRACT NUMBER:	[123456789]	ISSUE DATE:	[05/01/07]

PLAN TYPE	[IRA, NON-QUALIFIED, SIMPLE IRA, SEP, ROTH IRA, 401, 403(B)	MATURITY DATE:	[05/01/47]

OWNER:	[JOHN DOE]	SEX:	[M]	AGE AT ISSUE:	[50]
ANNUITANT:	[JOHN DOE]	SEX:	[M]	AGE AT ISSUE:	[50]
BENEFICIARY:	[JANE DOE]	SEX:	[F]	AGE AT ISSUE:	[50]

PRODUCT CLASS:	[FEDERAL LIFE VARIABLE ANNUITY ACCOUNT — A]
INITIAL PREMIUM:	[$5,000]
MORTALITY AND EXPENSE RISK CHARGE	[0.70%]
ADMINISTRATION CHARGE	[0.15%]
PREMIUM LIMITS

MINIMUM SUBSEQUENT PREMIUM	[$500]
MAXIMUM TOTAL PREMIUMS	[$1,000,000]
TRANSFER LIMITS

MINIMUM TRANSFER AMOUNT	[$500] OR VALUE OF SUB-ACCOUNT IF LESS
MAXIMUM TRANSFERS PER YEAR	[12]
PARTIAL SURRENDER LIMITS

MINIMUM CONTRACT VALUE AFTER PARTIAL SURRENDER	[$5,000]
IF YOU HAVE ANY QUESTIONS OR CONCERNS, CONTACT YOUR AGENT OR WRITE OR CALL US AT:
FEDERAL LIFE INSURANCE COMPANY, MUTUAL
3750 W. DEERFIELD ROAD
RIVERWOODS, IL 60015
1-800-233-3750
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CONTRACT SCHEDULE
ANNUITY INCOME OPTION LIMITS

MINIMUM CONTRACT VALUE TO BE APPLIED TO AN ANNUITY INCOME OPTION	[$5,000]
MINIMUM MONTHLY ANNUITY INCOME PAYMENT	[$100]

ASSUMED INVESTMENT RATE	[5.00%]
INITIAL PREMIUM ALLOCATIONS

[FEDERAL LIFE FIXED INCOME PORTFOLIO]	[50%]
[FEDERAL LIFE EQUITY PORTFOLIO]	[50%]
IF YOU HAVE ANY QUESTIONS OR CONCERNS, CONTACT YOUR AGENT OR WRITE OR CALL US AT:
FEDERAL LIFE INSURANCE COMPANY, MUTUAL
3750 W. DEERFIELD ROAD
RIVERWOODS, IL 60015
1-800-233-3750
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Terms and Definitions
Accumulated Earnings: The Contract Value in excess of Premiums received by us that have not yet been returned to you.
Accumulation Unit: A unit of measure used to calculate the value of a Sub-Account prior to the Maturity Date.
Annuity Unit: A unit of measure used to calculate variable income payments.
Assumed Investment Rate: The assumed annual rate of return used to calculate the amount of the variable income payments.
Contract Anniversary: The same month and day as the Issue Date in each subsequent year the Contract is in force.
Contract Value: The sum of the values of your interest in the Sub-Accounts.
Contract Year: Any period of 12 months commencing with the Issue Date or any Contract Anniversary.
Issue Date: The date as of which the initial Premium is credited to the Contract and the date the Contract takes effect. This date is shown on the Contract Schedule.
Fund: Any investment portfolio in which a corresponding Sub-Account invests.
Home Office: Federal Life Insurance Company (Mutual), 3750 W. Deerfield Road, Riverwoods, Illinois, 60015.
Maturity Date: The date annuity payments are scheduled to begin. Annuity payments must begin no later than the first day of the first calendar month following the Annuitant’s 95th birthday.
Net Asset Value: The amount computed by an investment company as the price at which its shares or units may be redeemed. This price is computed in accordance with the rules of the Securities and Exchange Commission. It is computed no less frequently than each Valuation Period.
Premium: The amount paid by the Owner and accepted by the Company as consideration for the Contract.
Separate Account: An account that is established and maintained by the Federal Life pursuant to the laws of the State of Illinois. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended.
Sub-Accounts: A subdivision of the Separate Account.
Valuation Day: Each day the New York Stock Exchange is open for business.
Valuation Period: The period which begins at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next Valuation Day.
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Written Request: A notice or request submitted in writing in a form satisfactory to us that is received at our Home Office.
Parties to the Contract
Company: Federal Life Insurance Company (Mutual). The Company is also referred to in this Contract as “Federal Life”, “we”, “us” and “our”.
Owner: The person who owns the Contract and is entitled to exercise all rights and privileges provided in the Contract. The Owner is also referred to in this Contract as “you” and “your”.
Change of Owner: The Owner may be changed by Written Notice. A change of Owner will automatically revoke any prior designation of Owner. The change will become effective as of the date the authorization request is signed. The Company will not be liable for any payment made or action taken before it records the change.
Annuitant: The person on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.
Change of Annuitant: You may change the Annuitant by Written Notice prior to the Maturity Date. Any change of Annuitant is subject to the Company’s underwriting rules then in effect.
Beneficiary: The person who may receive the benefits of this Contract upon the death of the Owner or the Annuitant.
Change of Beneficiary: Unless designated irrevocably, you may change the Beneficiary by Written Notice prior to the death of the Owner. An irrevocable Beneficiary is one whose written consent is needed before you can change the Beneficiary designation or exercise certain other rights.
Payee: The person designated by the Owner to receive the annuity income payments under the Contract. The Annuitant is the Payee unless you designate another party as the Payee. You may change the Payee at any time.
General Provisions
Entire Contract: This Contract and its attachments, including the copy of your application and any endorsements and amendments, constitute the entire agreement between you and us. All statements in the application shall be considered representations and not warranties.
Modification of the Contract: No one is authorized to modify or waive any term or provision of this Contract unless we agree to the modification or waiver in writing and it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of this Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure continued qualification of the Contract as an annuity contract under the Internal Revenue Code. We will send you a copy of the endorsement that modifies the Contract, and where required we will obtain all necessary approvals, including yours.
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Incontestability: We will not contest this Contract after it is issued.
Misstatement of Age or Sex: If the age or sex of the Owner, Annuitant or Beneficiary is misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be based on the correct age or sex. Proof of age of the Annuitant may be required at any time, in a form satisfactory to us. When the age or sex of the Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment made by us as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract.
Assignment: You have the right to assign your interest in this Contract. We do not assume responsibility for the assignment. Any claim made while the Contract is assigned is subject to proof of the nature and extent of the assignee’s interest prior to payment.
Premium Tax: Premium tax will be deducted, if applicable. Premium tax may be deducted from the Premium(s) when accepted, from the Contract Value upon a full or partial surrender, from the death benefit, or from amounts applied to an Annuity Income Option, as required by applicable law, if any.
Protection of Proceeds: To the extent permitted by law and except as provided by an assignment, no benefits payable under this Contract will be subject to the claims of creditors.
Participating: This is a participating Contract. Each year we will determine the amount of divisible surplus, if any, to be apportioned to this Contract. The amount of such divisible surplus will be credited to this Contract as dividends, provided this Contract is in force on the date such dividends are to be paid.
Dividends: Dividends may be paid out in cash or be applied to increase the Contract Value. If not otherwise elected, dividends will be allocated to the Sub-Accounts in the manner most recently elected by you for Premiums.
Any dividend apportioned but not yet paid upon the death of the Annuitant will be paid in the same manner as other benefits payable under this Contract.
No dividends are anticipated under this Contract.
Receipt of Payment: If the Owner, Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make such payment to whoever has legally assumed her or his care and principal support. Any such payment shall fully discharge us to the extent of that payment.
Evidence of Survival: If annuity payments depend on a person being alive, then we may require proof that person is still living before making annuity income payments.
Application of Law: The provisions of the Contract are to be interpreted in accordance with the laws of the state in which it is delivered, the Internal Revenue Code and applicable regulations.
Contract Settlement: We may require that the Contract be returned before making any annuity income payments or processing a full Surrender.
Minimum Values: The values available under the Contract are at least equal to the minimum values required in the state where the Contract is delivered.
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Reports: At least annually prior to the Maturity Date, we will send to you at the address contained in our records a report showing your current Contract Value and any other information required by law as of a date not more than 31 days prior to the mailing date.
Settlement: Benefits due under this Contract are payable from our Home Office and may be applied to any option we offer as set forth in Fixed and Variable Income Option Tables for such payments at the time the election is made. Unless directed otherwise by Written Notice, we will make payments according to the instructions contained in our records at the time the payment is made. We shall be discharged from all liability for payment to the extent of any payments we make.
Premiums
Premiums: Premiums may be paid to us at any time before the Maturity Date, so long as you are still living and this Contract has not been surrendered.
The initial Premium must be paid to us on or before the Issue Date. Each Premium must be paid to us at our Home Office. Each Premium is subject to any minimums or maximums as shown in the Contract Schedule. Upon request, we will provide you with a receipt as proof of payment.
Allocation of Premiums: We allocate Premiums according to the instructions contained in our records at the time we accept the Premium at our Home Office. Your initial allocation instructions are on the application. You may change your allocation instructions at any time by Written Notice. Allocations must be made in whole percentages.
No Default: You are not required to make any additional Premiums.
Separate Account
General Description: The benefits under the Contract are provided through the Federal Life Variable Annuity Separate Account, which is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Benefits provided by this Contract, when based upon the performance of the Separate Account, are variable and are not guaranteed as to fixed dollar amount. We own the assets in the Separate Account. The portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account are not chargeable with the liabilities arising out of any other business we may conduct. The income, gains and losses, both realized and unrealized, from the assets of the Separate Account shall be credited to or charged against the Separate Account without regard to any other income, gains or losses of the Company. We have the right to transfer to our general account any assets of the Separate Account that are in excess of such reserves and other liabilities.
Sub-Accounts of the Separate Account: The Separate Account is divided into a series of Sub-Accounts. The Sub-Accounts available on the Issue Date are listed on the Contract Schedule. Each Sub-Account invests in shares of a corresponding Fund. The income, dividends, and gains, if any, distributed from the shares of a Fund will be reinvested by purchasing additional shares of that Fund at its net asset value.
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When permitted by law, we may:
•	add new Sub-Accounts to, or remove existing Sub-Accounts from the Separate Account, or combine Sub-Accounts;

•	make new Sub-Accounts or other Sub-Accounts available to such classes of the Contracts as we may determine;

•	add new Funds, or remove existing Funds;

•	substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment, or if we determine that investment in a Fund is no longer appropriate in light of the purposes of the Separate Account;

•	deregister the Separate Account under the Investment Company Act of 1940 if such registration is no longer required;

•	operate the Separate Account as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law; and

•	make any changes to the Separate Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.
The values and benefits of this Contract provided by the Separate Account depend on the investment performance of the Funds in which the Sub-Accounts invest. We do not guarantee the investment performance of the Funds. You bear the full investment risk for amounts allocated or transferred to the Sub-Accounts.
We reserve the right to deduct taxes attributable to the operation of the Separate Account.
Contract Value: At any time prior to the Maturity Date, the Contract Value is equal to:
•	Premiums allocated to the Separate Account; plus

•	other amounts applied to the Separate Account; plus or minus

•	investment performance; minus

•	the amount of any surrenders removed from the Separate Account; minus

•	other charges, fees and premium tax deducted from the Separate Account.
The Contract Value equals the total of the Sub-Account values.
Amounts allocated to the Separate Account are used to purchase Accumulation Units of one or more Sub-Accounts. To calculate the value of a Sub-Account, we multiply the number of Accumulation Units attributable to each Sub-Account by the Accumulation Unit value for that Sub-Account as of the end of the Valuation Period for which the value is being determined. Events that will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account include:
•	transfers from a Sub-Account;

•	a full or partial surrender;

•	payment of the death benefit;

•	annuitization;

•	deduction of charges, fees or premium tax.
Accumulation Units will be canceled as of the end of the Valuation Period during which the transaction occurs.
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Accumulation Unit Values: The Accumulation Unit value for each Sub-Account on any Valuation Day is determined by multiplying the Accumulation Unit value on the prior Valuation Day by the net investment factor for the Valuation Period. The net investment factor is used to measure the investment performance of a Sub-Account from one Valuation Period to the next. A net investment factor is determined for each Sub-Account for each Valuation Period. The net investment factor may be greater or less than one, so the value of an Accumulation Unit can increase or decrease.
The net investment factor for any Sub-Account for any Valuation Period is determined by dividing 1 by 2 and then subtracting 3 from the result, where:
1.	is equal to:
a)	the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus

b)	the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the “ex-dividend” date occurs during the applicable Valuation Period; plus or minus

c)	a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.
2.	is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the preceding Valuation Period; and

3.	is the sum of the Mortality and Expense Risk Charge and the Administration Charge to be deducted from the Sub-Account for the number of days in the applicable Valuation Period.
Fees and Charges
Mortality and Expense Risk Charge: The Mortality and Expense Risk Charge is shown on the Contract Specifications page. It is deducted daily from each of the Sub-Accounts. This deduction is made to compensate us for assuming the mortality and expense risks under this Contract.
Administration Charge: The Administration Charge is shown on the Contract Specifications page. It is deducted daily from each of the Sub-Accounts. This deduction is made to reimburse us for certain expenses that are incurred in the administration of this Contract and the Separate Account.
Transfers
Transfers: Prior to the Maturity Date, you may instruct us to transfer amounts among the Sub-Accounts. The minimum transfer amount is shown on the Contract Schedule. If after the transfer, the amount remaining in any of the Sub-Accounts from which the transfer is made is less than $100, we may transfer the entire amount instead of the requested amount. The maximum number of transfers per Contract Year is shown on the Contract Schedule. We will not honor transfer requests when the transfer would be detrimental to any Fund, other Owners or the Separate Account.
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Surrenders
Full and Partial Surrenders: You may fully surrender your Contract any time prior to the Maturity Date. You may request a partial surrender prior to the Maturity Date provided that the Contract Value remaining after the partial surrender meets the minimum limits shown on the Contract Schedule. If the remaining Contract Value after a partial surrender is less than the minimum shown on the Contract Schedule, then we will treat the surrender request as a full surrender. The amount we pay upon a full or partial surrender is equal to the Contract Value surrendered minus fees and premium tax, if any. We will make partial surrenders pro-rata from the Sub-Accounts.
A surrender will result in the cancellation of Accumulation Units from each applicable subaccount of the Separate Account in the ratio that the Contract Value in the subaccount bears to the total Contract Value. You must specify in a notice to us from which subaccount(s) values are to be surrendered if a different method is desired.
Your surrender request must be in writing. We will accept surrender requests submitted via facsimile. There are risks associated with not requiring original signatures in order to disburse the money. To minimize the risks, the proceeds will be sent to your last recorded address in our records, so be sure to notify us, in writing with an original signature of any address change. We do not assume responsibility for improper disbursements if you have failed to provide us with the current address to which the proceeds should be sent.
We will pay the amount of any surrender within seven (7) days of receipt of the notice in good order unless we have suspended or postponed payments for surrenders. If payment of the surrender proceeds is not made within 30 days of our receipt of your written request, or if later, within 30 days of the surrender date you specify, the proceeds will be credited with interest from the date of surrender. The rate of interest will be set each year by us, but will not be less than any rate of interest required by law.
Suspension or Delay in Payment of Surrender: We may suspend or postpone payments for a surrender or transfer for any period when:
•	the New York Stock Exchange is closed,

•	when trading on the New York Stock Exchange is restricted,

•	when an emergency exists and as a result the disposal of securities in the Variable Accounts is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets in the Variable Accounts, or

•	during any other period when the Securities and Exchange Commission by order permits a suspension of Surrender for the protection of security holders.
Death Benefits
Death of the Owner: If the Owner dies before the Maturity Date and while this Contract is in force, we will pay the death benefit to the Beneficiary. If the Owner dies on or after the Maturity Date, the Beneficiary will become the new Owner and remaining payments must be distributed at least as rapidly as under the Annuity Income Option in effect at the time of the Owner’s death.
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Death of the Annuitant: If the Annuitant is not the Owner and dies prior to the Maturity Date, then the Owner will become the new Annuitant, unless you designate otherwise.
Death Benefit: The death benefit is the Contract Value as of the end of the Valuation Period during which we receive due proof of death. Only one death benefit is payable under this Contract, even though the Contract may continue beyond the Owner’s death.
Payment of the Death Benefit: The death benefit may be taken in one sum immediately and the Contract will terminate. If the death benefit is not taken in one sum immediately, the entire interest in the Contract must be distributed under one of the following options:
•	the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the deceased Owner’s death; or

•	the entire interest must be distributed within 5 years of the deceased Owner’s death.
Prior to the distribution of the entire interest a Beneficiary will have all rights of Ownership to his or her interest. However, except as provided herein, such rights will not extend distribution beyond the limits stated above.
If the Beneficiary is the deceased Owner’s spouse, the surviving spouse may elect, in lieu of receiving the death benefit, to continue the Contract and become the new Owner provided the deceased Owner’s spouse meets all the requirements in the “Change of Owner” provision. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse’s death, the Beneficiary may take the death benefit in one sum immediately and the Contract will terminate. If not taken in one sum immediately, the death benefit must be distributed to the Beneficiary as described above under “Payment of Death Benefit”.
If there is more than one Beneficiary, the foregoing provisions apply to each Beneficiary individually. The death benefit provisions of this Contract shall be interpreted to comply with the requirements of §72(s) of the Internal Revenue Code. We will endorse this Contract as necessary to conform to regulatory requirements. We will obtain all necessary regulatory approvals and will send you a copy of the endorsement.
Suspension of Payment: Payment of the death benefit may be suspended or delayed under the circumstances described in the “Suspension or Delay in Payment of Surrender” provision.
Annuitization
Maturity Date: The Maturity Date is shown on the Contract Schedule. You may change the Maturity Date if the following requirements are met:
•	the requested change is before the Maturity Date;

•	the change is made in writing and approved by us;

•	the new Maturity Date must be at least one year after the Issue Date; and

•	the new Maturity Date is not later than the first day of the first calendar month after the Annuitant’s 95th birthday unless we agree to a later date in writing.
A change will become effective as of the date requested, but will not apply to any action taken by us before it is recorded at our Home Office.
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Annuity Income Payments: You may elect to receive Fixed Payments, Variable Payments, or a combination of both using the same Annuity Income Option and certain period.
Fixed Payments: Fixed Payments are periodic payments from the Company to the designated Payee, the amount of which is fixed and guaranteed by the Company. Fixed Payments are not in any way dependent upon the investment experience of the Separate Account.
Variable Payments: Variable Payments are periodic payments from the Company to the designated Payee, the amount of which varies from one payment to the next as a reflection of the net investment experience of the Sub-Account(s) you select to support the payments.
The amount of the first Variable Payment depends on the Annuity Income Option elected and the age and sex of the Annuitant. This Contract contains a Variable Income Option Table indicating the dollar amount of the first monthly payment under each annuity option form for each $1,000 of value applied. The tables are determined based on the Annuity 2000 Table projected with Scale G to the year of annuitization and interest at a rate of 5% per annum.
The 5% interest rate assumed in the Variable Income Option Table will produce level annuity income payments if the Net Investment Rate remains constant at 5% per year. Subsequent payments will be less than, equal to, or greater than the first payment depending upon whether the actual Net Investment Rate is less than, equal to, or greater than 5%.
The dollar amount of the first Variable Payment is determined by applying the available value, after the deduction of any applicable premium taxes, to the table using the age and sex of the Annuitant(s). The number of Annuity Units is then determined by dividing the dollar amount of that first payment by the then current Annuity Unit Value. Thereafter, the number of Annuity Units will remain unchanged during the period of the annuity payments. This determination is made separately for each Sub-account of the Separate Account. The number of Annuity Units is determined for each Sub-account and is based upon the available value in each Sub-account as of the date annuity payments are to begin. The dollar amount determined for each Sub-account will then be aggregated for the purposes of making payments. The dollar amount of the second and later Variable Payments is equal to the number of Annuity Units determined for each Sub-account multiplied by the Annuity Unit Value of that Sub-account as of the due date of that payment. This amount may increase or decrease from month to month. The value of an Annuity Unit for a Sub-account is determined as described below, by subtracting item 2 from item 1, dividing that result by item 3 and multiplying the result by a factor to neutralize the assumed Net Investment Rate, discussed above, per annum.
1.	is the net result of the assets of the Sub-account attributable to the Annuity Units, plus the cumulative credit or minus the cumulative charge for taxes reserved which credit or charge is determined by us to have resulted from the operation of the Sub-account.

2.	is the cumulative unpaid amounts for the Separate Account Charge which are shown on the Contract Schedule.

3.	in the number of Annuity Units outstanding at the end of the Valuation Period.
The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.
You may transfer Annuity Units between Sub-Accounts. This is done by converting Annuity Units of a Sub-Account into a dollar amount using the Annuity Unit value for that Sub-Account on the Valuation Period during which the transfer occurs and reconverting that dollar amount into the appropriate number of Annuity Units of another Sub-Account using its Annuity Unit value for the same Valuation Period. Thus, on the date of the transfer, the dollar amount of the portion of a variable income payment generated
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from the Annuity Units of either Sub-Account would be the same. The maximum number of transfers per Contract Year is shown on the Contract Schedule. Transfers involving Fixed Payments are not allowed.
Selection of Annuity Income: You may select an Annuity Income Option as set forth in the Fixed and Variable Income Option Tables, or change your selection by Written Notice not later than 30 days before the Maturity Date. If you have not selected an Annuity Income Option within 30 days prior to the Maturity Date, we will apply your Contract Value to the Life Annuity with 120 Monthly Income Payments Guaranteed Option assuming Fixed Payments only.
Annuity Income Options: You may select from among the Annuity Income Options listed below.
•	Life Income: The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

•	Life Income With 120 Monthly Income Payments Guaranteed: The amount to be paid under this option will be paid during the lifetime of the Annuitant with a guaranteed period of 120 months. If the Annuitant dies prior to the end of this guaranteed period, the Beneficiary will receive the remaining guaranteed payments.

•	Joint and Survivor Income: The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.
Any Other Income Option: The amount and period under any other option will be determined by us. Payment options not set forth in the Contract are available only if they are approved by both you and us. We may elect to make available an immediate annuity contract as a settlement option if requested by the Contract Owner.
Frequency and Amount of Payments: All Annuity Income Payments will be mailed within 10 business days of the scheduled payment date. Payments will be made based on the Annuity Income Option and the frequency of payments selected. However, if the net amount to be applied to any Annuity Income Option at the Maturity Date is less than the minimum shown on the Contract Schedule, then we have the right to pay this amount in one lump sum instead of periodic annuity payments.
If any Annuity Income Payment would be or becomes less than the minimum amount shown on the Contract Schedule, we may change the frequency of payments to an interval that results in payments of at least the minimum. In no event will we make payments under an Annuity Income Option less frequently than annually.
Guaranteed Purchase Rates: The guaranteed interest basis for Fixed Payments, which is not applicable to Variable Payments, is 1.50%. The mortality basis is the Annuity 2000 Mortality Table projected with Scale G to the year of annuitization. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown below. Annuity benefits available on the Maturity Date will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by us on the Maturity Date to the same class of Annuitants for the same Annuity Income Option.
Confirmation of Annuity Payments: Within 30 days of the Maturity Date we will issue a confirmation of the elected Annuity Income Option and the amount of each payment (or the amount of the first payment if Variable Payments have been elected).
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Fixed Income Option Tables
Option 1: Monthly Life Income per $1,000

Year of
Annuitization	2010		2020		2030		2040
Age	Male	Female	Male	Female	Male	Female	Male	Female
30	3.15	3.06	3.12	3.03	3.09	3.00	3.06	2.97
35	3.30	3.18	3.25	3.14	3.21	3.10	3.18	3.07
40	3.48	3.32	3.42	3.28	3.37	3.23	3.32	3.20
45	3.70	3.51	3.63	3.45	3.57	3.40	3.51	3.35
50	3.98	3.74	3.89	3.67	3.82	3.60	3.74	3.54
55	4.34	4.05	4.23	3.95	4.13	3.87	4.04	3.79
60	4.82	4.45	4.68	4.33	4.55	4.22	4.43	4.12
65	5.48	4.99	5.29	4.83	5.12	4.68	4.96	4.55
70	6.38	5.75	6.13	5.53	5.89	5.33	5.69	5.16
75	7.62	6.86	7.26	6.54	6.95	6.26	6.66	6.02
80	9.35	8.48	8.85	8.02	8.41	7.61	8.02	7.26
85	11.76	10.89	11.08	10.21	10.48	9.62	9.96	9.11
Option 2: Monthly Life Income with 10 Year Guarantee per $1,000

Year of
Annuitization	2010		2020		2030		2040
Age	Male	Female	Male	Female	Male	Female	Male	Female
30	3.16	3.06	3.12	3.03	3.09	3.00	3.06	2.97
35	3.30	3.17	3.25	3.14	3.21	3.10	3.17	3.07
40	3.47	3.32	3.42	3.27	3.37	3.23	3.32	3.19
45	3.69	3.50	3.62	3.44	3.56	3.39	3.50	3.35
50	3.96	3.73	3.87	3.66	3.80	3.60	3.73	3.54
55	4.30	4.03	4.20	3.94	4.10	3.86	4.02	3.78
60	4.74	4.41	4.61	4.29	4.50	4.19	4.39	4.10
65	5.31	4.91	5.15	4.76	5.01	4.63	4.87	4.51
70	6.02	5.57	5.83	5.39	5.65	5.22	5.48	5.07
75	6.85	6.42	6.63	6.19	6.42	5.98	6.23	5.79
80	7.73	7.40	7.51	7.16	7.30	6.92	7.10	6.70
85	8.52	8.34	8.35	8.13	8.18	7.93	8.02	7.73
Option 3: Monthly Joint and Last Survivor Income per $1,000

Year of
Annuitization
Female Age	2020				2040
Male Age	45	55	65	75	45	55	65	75
45	3.25	3.41	3.52	3.59	3.18	3.32	3.42	3.47
55	3.35	3.63	3.90	4.09	3.26	3.52	3.76	3.92
65	3.40	3.80	4.30	4.78	3.31	3.67	4.10	4.52
75	3.43	3.89	4.59	5.54	3.34	3.74	4.36	5.18
Variable Income Option Tables
L-8025 (Iowa)
01-10

Option 1: Monthly Life Income per $1,000

Year of
Annuitization	2010		2020		2030		2040
Age	Male	Female	Male	Female	Male	Female	Male	Female
30	4.47	4.38	4.44	4.36	4.41	4.34	4.39	4.32
35	4.58	4.47	4.55	4.44	4.51	4.41	4.48	4.39
40	4.74	4.60	4.69	4.55	4.64	4.52	4.60	4.49
45	4.94	4.75	4.88	4.70	4.82	4.65	4.76	4.61
50	5.20	4.96	5.12	4.90	5.04	4.83	4.97	4.78
55	5.54	5.24	5.43	5.15	5.34	5.07	5.25	5.00
60	6.00	5.62	5.86	5.50	5.74	5.40	5.62	5.30
65	6.65	6.15	6.46	5.99	6.29	5.84	6.14	5.72
70	7.56	6.90	7.30	6.68	7.07	6.48	6.86	6.30
75	8.81	8.01	8.45	7.69	8.12	7.41	7.83	7.16
80	10.55	9.65	10.05	9.18	9.59	8.76	9.19	8.40
85	12.99	12.09	12.30	11.39	11.68	10.79	11.14	10.26
Option 2: Monthly Life Income with 10 Year Guarantee per $1,000

Year of
Annuitization	2010		2020		2030		2040
Age	Male	Female	Male	Female	Male	Female	Male	Female
30	4.47	4.38	4.44	4.36	4.41	4.34	4.39	4.32
35	4.58	4.47	4.54	4.44	4.51	4.41	4.48	4.39
40	4.73	4.59	4.68	4.55	4.64	4.51	4.60	4.48
45	4.92	4.74	4.86	4.69	4.80	4.65	4.75	4.61
50	5.16	4.95	5.09	4.88	5.02	4.82	4.95	4.77
55	5.48	5.21	5.38	5.13	5.30	5.05	5.22	4.99
60	5.90	5.57	5.77	5.46	5.66	5.36	5.56	5.27
65	6.44	6.04	6.29	5.90	6.15	5.77	6.02	5.66
70	7.12	6.67	6.93	6.49	6.76	6.33	6.60	6.18
75	7.90	7.49	7.69	7.27	7.49	7.06	7.31	6.88
80	8.73	8.42	8.53	8.18	8.32	7.96	8.13	7.75
85	9.48	9.31	9.32	9.11	9.16	8.91	9.00	8.72
Option 3: Monthly Joint and Last Survivor Income per $1,000

Year of
Annuitization
Female Age	2020				2040
Male Age	45	55	65	75	45	55	65	75
45	4.50	4.64	4.74	4.81	4.45	4.56	4.66	4.71
55	4.59	4.83	5.07	5.26	4.52	4.73	4.94	5.10
65	4.65	4.98	5.43	5.90	4.57	4.86	5.25	5.65
75	4.68	5.08	5.72	6.62	4.59	4.94	5.49	6.27
L-8025 (Iowa)
01-10

FEDERAL LIFE
INSURANCE COMPANY (MUTUAL)
3750 WEST DEERFIELD ROAD
RIVERWOODS, ILLINOIS 60015
1-800-233-3750
INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT
FLEXIBLE PREMIUMS
DEATH BENEFIT AVAILABLE
ANNUITY INCOME OPTIONS AVAILABLE
PARTICIPATING
DIVIDENDS ARE NOT ANTICIPATED

L-8025 (Iowa)	01-10